Exhibit 6.13

transfer agency and registrar services agreement

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of July 24, 2019 is between Scopus BioPharma Inc., a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“CST”).

1.       Appointment as Transfer Agent. The Company hereby appoints CST to act as sole transfer agent and registrar for the common stock of the Company and for any such other securities as set forth in Exhibit A hereto (which the Company shall update as necessary to keep complete and accurate) and as the Company may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and CST hereby accepts such appointment. In connection with the appointment of CST as transfer agent and registrar for the Company, the Company shall provide CST: (a) Specimens of all forms of outstanding stock certificates, in the forms approved by the board of directors of the Company, with a certificate of the secretary of the Company as to such approval; (b) Specimens of the signatures of the officers of the Company authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests; (c) A copy of the certificate of incorporation and by-laws of the Company and, on a continuing basis, copies of all material amendments to such certificate of incorporation or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and (d) A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Company authorized to sign stock certificates and bearing the Company’s corporate seal (if required). CST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Company. Whenever the terms “shares” or stock “certificates” are used herein they shall include physical stock certificates as well book entry and/or DRS positions.

2.       Additional Services. CST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and CST. Should CST so elect, CST shall be entitled to provide services to reunify shareholders with their assets, provided the Company incurs no additional charge for such services. Furthermore, CST shall provide information agent and proxy solicitation services to the Company on terms to be mutually agreed upon by the parties hereto. This agreement shall include CST’s additional authority as successor Exchange Agent on pre-existing exchanges and as Exchange Agent, Paying Agent or Dividend Disbursing Agent on any additional shares of said class or additional classes of stock which may hereafter be authorized by the Company. If CST is designated as Exchange Agent or Paying Agent in connection with a corporate action, CST’s authority will continue thereafter for escheatment and/or merger cleanup services for such transactions.

3.       Company Representations and Warranties.

a.       The Company represents and warrants to CST that: (i) it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all corporate proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b.       All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant law, and in each such issuance or transfer, the Company was or shall be so advised by its legal counsel’s opinion and all shares issued or to be issued bear or shall bear all appropriate legends.

c.        The Company shall promptly advise CST in writing of any change in the capital structure of the Company, and the Company shall promptly provide CST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

d.       When certificates of the Company’s stock shall be presented to it for transfer and registration, CST is hereby authorized to refuse to transfer and register the same until it is satisfied that the requested transfer is legally in order; and that the Company, shall indemnify and hold harmless CST, and CST shall incur no liability for the refusal, in good faith, to make transfers which it, in its judgment, deems improper or unauthorized. CST may rely upon the Uniform Commercial Code and generally accepted industry practice in effecting transfers, or delaying or refusing to effect transfers. If, on a transfer of a restricted item, company counsel fails to issue an opinion or to provide adequate reasons therefore within ten business days of a request to do so, CST is authorized, but not required, to process such transfer upon receipt of an appropriate opinion of presenter’s counsel.

4.       CST’s Reliance.

a.       CST may act and rely on, and shall incur no liability and shall be fully indemnified by the Company from any liability whatsoever in acting in accordance with, written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless prior thereto (i) the Company shall have advised CST in writing that it is entitled to act and rely only on written instructions of designated officers of the Company; (ii) it furnishes CST with an appropriate incumbency certificate for such officers and their signatures; and (iii) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. CST may also act and rely on advice, opinions or instructions received from the Company’s legal counsel. CST may, in any event, act and rely without liability on advice received from its legal counsel.

b.       CST may act and rely on, and shall incur no liability and shall be fully indemnified by the Company from any liability whatsoever in acting in accordance with: (i) any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Company or a holder of one or more Shares (a “Shareholder”), provided such Shareholder’s Shares are not restricted or otherwise subject to a restriction on transfer, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) on any statement of fact contained in any such writing or instruction which CST in good faith does not believe to be inaccurate; (iii) on the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; (iv) on the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. CST shall further be entitled to rely on any information, records and documents provided to CST by a former transfer agent or former registrar on behalf of the Company. CST is authorized by the Company to respond to subpoenas and/or document requests from the SEC without further authorization, and may bill the Company for reasonable compliance costs.

c.        When CST deems it expedient, it may apply to the Company, or the counsel for the Company, or to its own counsel for instructions and advice, that the Company will promptly furnish or will cause its counsel to furnish such instructions and advice, and, for any action taken in accordance with such instructions or advice, or in case such instructions and advice shall not be promptly furnished as required by this resolution, the Company will indemnify and hold harmless CST from any and all liability, including attorney fees and court costs. CST may, at its discretion, but shall have no duty to prosecute or defend any action or suit arising out of authorizations hereby granted unless the Company shall, when requested, furnish it with funds or the equivalent to defray the costs of such prosecution or defense. CST may, without liability to CST, refuse to perform any act in connection with this Agreement when, in good faith reliance on opinion of its counsel, it believes such act may subject it to civil or criminal liability under any statute or law of any state or of the United States and, in particular, under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

5.       Compensation. CST shall be entitled to reasonable compensation for all services rendered (in accordance with the Fee Agreement) and shall be reimbursed for all expenses incurred, including without limitation legal costs and costs of responding to subpoenas and SEC requests related to the Company’s records (regardless of whether CST is still an Agent for the Company) in connection with its acting as Agent. In the event that the scope of services to be provided by CST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. In the event that the Company, without terminating this Agreement in its entirety, retains a third-party to provide services already provided hereunder, the Company shall pay to CST a reasonable fee to compensate CST for costs associated with interfacing with such third-party as mutually agreed upon by the Company and CST. On termination of its services as Agent, CST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination.

6.       Performance of Services. In the event that the Company commits any breach of its material obligations to CST, including non-payment of any amount owing to CST, and such breach remains uncured for more than forty-five (45) days, CST shall have the right to terminate or suspend its services upon notice to the Company. During such time as CST may suspend its services, CST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company, shall have no duties to act in such capacity and shall have a lien on the Company’s records until it receives payment in full. Such suspension shall not affect CST’s rights under this Agreement. On termination of the appointment of CST for any reason, CST will perform its services in assisting with the transfer of records in a diligent and professional manner.

7.       CST as Distributor of Funds. All funds received by CST for distribution on behalf of the Company will be deposited by CST in a segregated bank account.

8.       Lost Certificates. CST shall be authorized to issue replacement certificates for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for CST’s services and an indemnity bond purchased through CST or, at the option of the Shareholder, any surety company reasonably acceptable to CST.

9.       Overissuance. If CST receives a stock certificate not reflected in its records, CST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Company). If such records do not exist or if such certificate cannot be reconciled with such records, then CST will notify the Company. If neither the Company nor CST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by CST would create an overissue), the Company shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares to correct the overissue.

10.    Confidentiality. CST acknowledges that it will acquire information and data from the Company, and such information and data are confidential and proprietary information of the Company (collectively, “Confidential Information”). Confidential Information may include, but shall not be limited to, information related to clients, business plans, shareholders, business processes, and other related data, all in any form whether electronic or otherwise, that CST acquires in connection with this Agreement. Confidential Information will not include, however, any information that (i) was in the possession of CST at the commencement of the services contemplated under this Agreement, (ii) became part of the public domain through no fault of CST or (iii) became rightfully known to CST or its affiliates through a third party with no obligation of confidentiality to the Company, or (iv) is independently developed by CST. CST agrees not to disclose the Confidential Information to others (except as required by law or permitted by CST’s privacy policy then in effect) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the Confidential Information. CST further agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than reasonable degree of care, in protecting the Confidential Information.

11.    Limitations on CST's Responsibilities. CST shall not be responsible for the validity of the issuance, presentation or transfer of stock, the genuineness of endorsements, the authority of presenters, or the collection or payment of charges or taxes incident to the issuance or transfer of stock. CST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. CST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, caused by or arising from a difference or error in predecessor records. CST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s charter or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall CST be responsible for any transfer or issuance not effected by it.

12.    Limitations on CST’s Liability. In no event shall CST have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover. CST’s liability arising out of or in connection with its acting as Agent for the Company shall not exceed the aggregate amount of all fees (excluding expenses) paid under this Agreement in the twelve (12) month period immediately preceding the date of the first event giving rise to liability.

13.    Indemnities. From and at all times after the date of this Agreement, the Company covenants and agrees to defend, indemnify, reimburse and hold harmless CST and its officers, directors, employees, affiliates and agents (each, an “Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against any Indemnified Party, including by the Company, arising out of or in connection with entering into this Agreement, the performance of CST’s duties thereunder, or the enforcement of the indemnity hereunder, except for such losses, liabilities or expenses incurred as a result of an Indemnified Party’s gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against an Indemnified Party unless the Company is notified of the written assertion of such a claim, or of any action commenced against an Indemnified Party, promptly after CST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by CST to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs. All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

14.    Force Majeure. CST is not liable for failure or delay in the performance of its obligations under this Agreement if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, cyber-attack, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event. The Company is not entitled to terminate this Agreement under Section 6 (Performance of Services) in such circumstances.

15.    No Third Party. This Agreement, when executed by the Company, shall constitute the full agreement between it and CST and shall not be amended or modified except in writing signed by both parties. The Agent shall act solely as agent for the Company under this Agreement and owes no duties hereunder to any other person or entity. The Agent undertakes to perform the duties and only the duties that are specifically set forth herein, and no implied covenants or obligations should be read into this Agreement against it. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

16.    Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

17.    Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement or services provided hereunder, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process by mail to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury.

18.    Assignment. CST may assign this Agreement or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of CST’s assets or business with the prior written consent of the Company which will not be unreasonably withheld.

19.    Term: The initial term of this Agreement shall be three (3) years from the date hereof and the appointment shall automatically be renewed for further one (1) year successive terms with the same transaction provisions without further action of the parties, unless written notice is provided by either party at least ninety (90) days prior to the end of the initial or any subsequent one (1) year period; provided, however, the Company shall have the right to terminate this Agreement upon thirty (30) days prior notice if the Company’s Shares are exchanged for securities and/or cash of another company in connection with an acquisition of the Company. . The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company or discontinuance of services for non-payment.

20.    Company Information. That the Secretary or Assistant Secretary shall provide such certified documents, opinions of counsel, certificates, specimen signatures of officers and information as CST may require in connection with its duties hereunder, and immediately upon any change therein which might affect CST in its duties, to give CST written notice and to furnish such additional certified documents, certificates, specimen signatures of officers and information as CST may require, it being understood and agreed that CST shall be fully protected and held harmless for the failure of the Company to give proper and sufficient notice of any such change.

21.    DTCC Fast Program. At any time that the Company shall elect to have its shares traded and processed in the DTCC FAST electronic program, it shall do so upon approval of its Board of Directors which shall agree to adhere to DTCC’s Balance Certificate Agreement (incorporated by reference herein) as it shall be amended from time to time.

22. Notices. The address of the Company to which notices may be sent is 420 Lexington Avenue, Suite 300, New York, New York 10170. The address of CST to which notices may be sent is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004 Attention: Account Administration.

[Signatures Appear on Following Page]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

/s/ Stacy Aqui

By:	Stacy Aqui

Its:	Vice President

Date:	7/24/2019

SCOPUS BIOPHARMA INC.

/s/ Josh Lamstein

By:	Josh Lamstein

Its:	Co-Chairman

Date:	7/24/19

EXHIBIT A

Shares of $0.001 par value common stock

Series A Units (each consisting of one share of common stock and two Series A Warrants) 1

Series W Warrants (each exercisable for one Series B Unit) 2

Series B Units (each consisting of one share of common stock and one Series B Warrant 3

Series Z Warrants (each exercisable for one share of common stock) 4

1 The Series A units cannot separate until July 1, 2021 unless the Company elects to allow separate trading on an earlier date.

2 Series W Warrants are not exercisable until October 1, 2021

3 The Series B units cannot separate until April 1, 2022 unless the Company elects to allow separate trading on an earlier date.

4 Series Z Warrants are not exercisable until July 1, 2022